FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

JENSEN INVESTMENT MANAGEMENT, INC.

THIS FIRST AMENDMENT dated as of December 30, 2016, to the Investment Advisory Agreement, dated as of February 7, 2011 (the “Agreement”), entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and JENSEN INVESTMENT MANAGEMENT, INC. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Schedule A of the Agreement to update the name of the series of the Trust listed therein; and

WHEREAS, the parties desire to revise and replace Section 7(f) of the Agreement to clarify that any reimbursements requested by the Adviser of a reduction made by the Adviser in its management fees or payment of expenses may only be made during the three year period from the date of the management fee reduction and/or expense payment.

NOW, THEREFORE, the parties agree as follows:

Section 7(f) of the Agreement is hereby replaced and superseded by the following:

“7. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(f) Any such reductions made by the Adviser in its management fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in any subsequent month in the three year period from the date of the management fee reduction and/or expense payment if the aggregate amount actually paid by the Fund toward the operating expenses for such month (taking into account the reimbursement) will not cause the Fund to exceed the lesser of:  (1) the expense limitation in place at the time of the management fee reduction and/or expense payment; or (2) the expense limitation in place at the time of the reimbursement.  Any such reimbursement is also contingent upon the Board of Trustees’ review and approval.  Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.”

Schedule A of the Agreement is hereby amended to identify the Jensen Quality Value Fund (f/k/a Jensen Value Fund) as the series of the Trust listed therein.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS, on behalf its series listed on Schedule A By: /s/ John P. Buckel Name: John P. Buckel Title: President	JENSEN INVESTMENT MANAGEMENT, INC. By: /s/ Robert D. McIver Name: Robert D. McIver Title: President